CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 119 to Registration Statement No. 33-19228 on Form N-1A of our report dated December 15, 2017, relating to the financial statements and financial highlights of Calamos International Growth Fund, a series of Calamos Investment Trust, appearing in the Annual Report on Form N-CSR of Calamos Investment Trust for the year ended October 31, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

September 14, 2018